UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 1, 2017

PIERIS PHARMACEUTICALS, INC.

(Exact Name of Registrant as Specified in its Charter)

Nevada	001-37471	EIN 30-0784346
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

255 State Street, 9th Floor

Boston, MA 02109

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: 857-246-8794

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 Termination of Material Definitive Agreement.

On October 5, 2016, Pieris Pharmaceuticals, Inc. (the “Company”) entered into a Sales Agreement (the “Agreement”) with Cowen and Company, LLC (“Cowen”) with respect to an at-the-market offering program (the “ATM Program”), under which the Company could offer and sell, from time to time at its sole discretion, shares of its common stock, par value $0.001 per share (the “Common Stock”), having an aggregate offering price of up to $35,000,000 (the “Placement Shares”) through Cowen as its sales agent.

The Company filed a registration statement on Form S-3 (File No. 333-211844) with the Securities and Exchange Commission on June 3, 2016, as amended on July 28, 2016, that was declared effective on August 3, 2016; a prospectus supplement covering sales of the Placement Shares under the ATM Program (the “ATM Prospectus”) was filed on October 5, 2016.

On February 7, 2017, the Company terminated the Sales Agreement, effective on the same date. The Company has not offered or sold any Placement Shares, and will not do so, in connection with the ATM Program and the ATM Prospectus.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 1, 2017, Pieris Pharmaceuticals, Inc. (the “Company”) appointed Lance Thibault as the Company’s Acting Chief Financial Officer, its principal financial officer and principal accounting officer, effective as of February 2, 2017.

Mr. Thibault, 50, has been an independent advisor since 2010, and currently is a consulting chief financial officer with Danforth Advisors providing operational, financial and strategic services at a number of private pharmaceutical companies in greater Boston. Mr. Thibault’s previous experience includes financial leadership roles with Proteostasis Therapeutics, Inc. (NASDAQ: PTI), Paratek Pharmaceuticals, Inc. (NASDAQ: PRTK), Dimension Therapeutics (NASDAQ: DMTX) and Basilea Pharmaceutica Ltd (SIX Swiss Exchange: BSLN). Prior to 2010, Mr. Thibault was Chief Financial Officer and Treasurer of deCODE genetics, Inc. (NASDAQ: DCGN), and a director at PricewaterhouseCoopers LLP. He received a B.S. in Accountancy from Bentley College.

On February 1, 2017, the Company entered into a consulting agreement (the “Consulting Agreement”) with Danforth Advisors, LLC (“Danforth”), pursuant to which Danforth will provide finance, accounting and administrative functions to the Company, including the services to be provided by Mr. Thibault as the Company’s Acting Chief Financial Officer. The Company will pay Danforth an hourly rate of $300.00 per hour for such services and will reimburse Danforth for expenses. The Consulting Agreement has an initial term of one year and may be extended by mutual agreement of the parties. The Consulting Agreement may be terminated by the Company or Danforth with cause, upon 30 days written notice and without cause, upon 60 days written notice.

Darlene Deptula-Hicks has stepped down as Senior Vice President, Chief Financial Officer, and principal financial and principal accounting officer of the Company, to pursue other opportunities. In connection with Ms. Deptula-Hicks’s resignation, the Company entered into a letter agreement (the “Letter Agreement”) with Ms. Deptula-Hicks on February 7, 2017 (the “Separation Date”) outlining the terms of her separation. Pursuant to the terms and conditions of the Letter Agreement, Ms. Deptula-Hicks will receive continued payment of her base salary for 12 months; payment of the monthly amount then being charged by the Company for COBRA coverage with respect to Ms. Deptula-Hicks and her dependents for 12 months; and payment of her 2016 annual discretionary bonus in the amount of $120,000.

In addition, the Letter Agreement provides that the vesting of twenty-five percent (25%) of the unvested portion of Ms. Deptula-Hicks’s stock option award will be accelerated and the exercise period of her stock option award will be extended until February 7, 2018. The stock option award issued to Ms. Deptula-Hicks by the Company shall be exercised, to the extent vested as of the Separation Date (including the acceleration described above), by way of a “net exercise” method whereby the Company shall withhold from the delivery of the shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), such number of shares of

Common Stock having a fair market value on the exercise date equal to the aggregate exercise price for the shares of Common Stock for which each of the stock options is exercised. Ms. Deptula-Hicks has agreed not to offer, sell, contract to sell, pledge, grant any option to purchase or otherwise dispose of any shares of more than 50,000 shares of Common Stock issued pursuant to such option exercise per each rolling thirty day period.

Ms. Deptula-Hicks’s right to receive the foregoing is subject to, among other obligations, her execution of a release of claims against the Company, and her agreement that the intellectual property, non-solicitation, and non-competition provisions set forth in her original employment agreement, dated August 27, 2015, will continue to apply in accordance with their terms.

The foregoing is a summary description of the terms and conditions of the Letter Agreement and is qualified in its entirety by reference to the Letter Agreement, a copy of which will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2016.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

99.1	Press Release, dated February 7, 2017.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 7, 2017	PIERIS PHARMACEUTICALS, INC.

	By:	/s/ Stephen S. Yoder
	Name:	Stephen S. Yoder
	Title:	President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press Release, dated February 7, 2017.